Exhibit 99.1

Monotype Imaging to Acquire the Font Business of Bitstream Inc.

WOBURN, Mass., Nov. 10, 2011 – Monotype Imaging Holdings Inc. (Nasdaq: TYPE) and Bitstream Inc. (Nasdaq: BITS) today announced they have entered into a definitive agreement for Monotype Imaging to acquire Bitstream’s font business in an all cash merger valued at $50 million, subject to adjustments based on the closing net asset value of Bitstream. The transaction has been approved by the boards of directors for both companies.

Monotype Imaging intends to acquire Bitstream’s popular MyFonts.comsm website, featuring 89,000 fonts from nearly 900 foundries, and Bitstream’s widely used WhatTheFont™ identification service. The transaction will also include the Bitstream® typeface library, the company’s Font Fusion® and Bitstream Panorama™ font rendering and layout technologies, a range of fonts for embedded and mobile environments, and 10 patents. Approximately 15 employees from Bitstream’s U.S. operations, based in Marlborough, Mass., are expected to join Monotype Imaging, in addition to approximately 40 engineers and type designers who work at Bitstream’s development facility in Noida, India.

The combination of Monotype Imaging’s global reach and financial strength with Bitstream’s renowned e-commerce site and OEM business is expected to enable Monotype Imaging to serve a broader set of markets, while delivering high-quality user experiences on any publishing medium, platform or device.

“This is an important milestone in our history, as we combine two entities that care passionately about type,” said Doug Shaw, president and chief executive officer at Monotype Imaging. “The acquisition fits squarely in our stated strategy of expanding IP, growing our customer base, capturing emerging opportunities, and increasing momentum in our growth businesses. Bitstream will bring a strong e-commerce business and a thriving online community that is highly complementary to our strength in serving corporations and brands. We’ll also gain an expanded OEM customer base for our Display Imaging business, operations in India, and a team of highly respected type experts to add to our own.”

“This is a historic marriage,” said John Collins, vice president and chief technology officer at Bitstream. “Combining MyFonts’ success in bringing together cutting-edge type designs from 21st century designers with Monotype Imaging’s huge library of classic faces and top-notch design expertise sets up for a strong, exciting future for type.”

Based on information disclosed in Bitstream’s filings, Monotype Imaging estimates that the portion of the business the company will be acquiring had font-related revenue of approximately $17.0 million in 2010. Upon closing, Monotype Imaging anticipates that the majority of revenue will be included in the company’s Creative Professional business. The acquisition is expected to be accretive to net adjusted EBITDA and non-GAAP earnings per share, including the impact of non-recurring merger-related costs within the first year of closing.

The transaction is expected to close at the end of the first quarter of 2012, pending the satisfaction of customary closing conditions, the approval of Bitstream’s shareholders, and the spinoff by Bitstream of its mobile browsing and variable data publishing businesses into a new, standalone company. Monotype Imaging anticipates financing the deal through a combination of cash balances and the company’s secured revolving credit facility.

Conference call details

Monotype Imaging will host a conference call for financial analysts and shareholders tomorrow, Nov. 11, 2011, at 8:00 a.m. EST to discuss the company’s agreement to acquire Bitstream’s font business. Individuals who are interested in listening to the audio webcast should log on to the Investor Relations portion of the About Us section of Monotype Imaging’s website at www.monotypeimaging.com. The live call can also be accessed by dialing 1-877-941-9205 (domestic) or 1-480-629-9692 (international) using passcode 4488056. If individuals are unable to listen to the live call, the audio webcast will be archived in the Investor Relations portion of the company’s website.

Forward-looking statements

This press release contains certain forward-looking statements about Monotype Imaging and Bitstream including statements that involve risks and uncertainties concerning Monotype Imaging’s proposed acquisition of Bitstream. Actual events or results may differ materially from those described, expressed or implied in this press release due to a number of risks and uncertainties, many of which are beyond the control of Monotype Imaging or Bitstream. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, general economic conditions, industry specific conditions and the possibility that Monotype Imaging or Bitstream may be adversely affected by other economic, business, and/or competitive factors. In addition, information is available in the documents that Monotype Imaging and Bitstream, respectively, file with the SEC on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause Monotype Imaging’s and Bitstream’s respective financial and operational results to differ materially from those contained in the forward-looking statements set forth in this document. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Monotype Imaging or Bitstream. Monotype Imaging and Bitstream are under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

About Monotype Imaging

Monotype Imaging combines technology with design to help the world communicate. Based in Woburn, Mass. with offices in the U.S., Europe and Asia, Monotype Imaging brings text imaging and graphical user interface capabilities to consumer electronics devices such as laser printers, copiers, mobile phones, navigation devices, digital cameras, e-book readers, automotive devices, tablets, digital televisions, set-top boxes and consumer appliances. The company also provides printer drivers, page description language interpreters, printer user interface technology and color imaging solutions to printer manufacturers and OEMs (original equipment manufacturers). Monotype Imaging technologies are combined with access to more than 14,000 typefaces from the Monotype®, Linotype® and ITC® typeface libraries – home to some of the world’s most widely used designs, including the Times New Roman®, Helvetica® and ITC Franklin Gothic™ typefaces. Fonts are licensed to creative, business and Web professionals through e-commerce portals, direct and indirect sales and custom design services. Monotype Imaging offers industry-standard font solutions that support all of the world’s major languages. Information about Monotype Imaging can be found at www.monotypeimaging.com.

Monotype is a trademark of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Times New Roman is a trademark of The Monotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain other jurisdictions. Helvetica is a trademark of Linotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions in the name of Linotype Corp. or its licensee Linotype GmbH. ITC is a trademark of International Typeface Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. ITC Franklin Gothic is a trademark of International Typeface Corp. and may be registered in certain jurisdictions. Bitstream, Font Fusion and Pageflex are registered trademarks of Bitstream Inc. MyFonts and MyFonts.com are registered service marks of Bitstream Inc. WhatTheFont, Bitstream Panorama and Bolt are trademarks of Bitstream Inc. All other trademarks are the property of their respective owners. ©2011 Monotype Imaging Holdings Inc. All rights reserved.

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FREQUENTLY ASKED QUESTIONS

1.	Who is Bitstream?

Bitstream was founded in 1981 as a font foundry and today develops software technologies and applications for the graphic art and mobile communications industries. Bitstream’s award-winning fonts and font technologies enable device manufacturers and application developers to render the highest quality text in any language, on any device, at any resolution. The company’s MyFonts brand is one of the world’s leading online providers of fonts to consumers.

2.	Which parts of Bitstream’s business does Monotype Imaging intend to acquire?

Monotype Imaging intends to acquire Bitstream’s font business, which comprises e-commerce solutions and OEM technologies. E-commerce solutions include Bitstream’s popular MyFonts.com website, featuring 89,000 fonts from nearly 900 foundries, and Bitstream’s acclaimed WhatTheFont identification service, in addition to the Bitstream typeface library. OEM assets include Bitstream’s Font Fusion and Bitstream Panorama font rendering and layout technologies, as well as a range of fonts for embedded and mobile environments. Monotype Imaging also intends to acquire 10 patents, covering areas from OEM technologies to the company’s WhatTheFont application.

3.	How large is Bitstream in revenues, relative to the portion of the business Monotype Imaging expects to acquire?

Bitstream’s font business is growing, and based on information disclosed in Bitstream’s filings, Monotype Imaging estimates that the portion of the business the company intends to acquire had font-related revenue of approximately $17.0 million in 2010. Upon closing, Monotype Imaging anticipates that the majority of revenue will be included in the company’s Creative Professional business.

4.	Why does Monotype Imaging intend to acquire the font business of Bitstream?

Monotype Imaging’s mission is to combine technology with design to help the world communicate. Type is at the heart of that mission and represents the company’s core strength. The addition of Bitstream’s font business is expected to enhance Monotype Imaging’s ability to accelerate growth across its customer base, expand the company’s IP and capture emerging opportunities, particularly in Web font services and Monotype Imaging’s Display Imaging business. In addition, the company believes that its global reach and financial strength combined with Bitstream’s renowned MyFonts website and OEM business will position Monotype Imaging to serve a broader set of markets, while delivering high-quality user experiences on any publishing medium, platform or device.

5.	What is the background that has led to the possibility of this acquisition?

In September of 2010, Bitstream announced that it had hired a financial advisory company to advise Bitstream with respect to business opportunities for enhancing shareholder value. Monotype Imaging’s interest in Bitstream’s font business has stemmed from a fundamental passion for type, which is at the center of Monotype Imaging’s expertise. When the opportunity was presented to pursue Bitstream’s font business, Monotype Imaging saw this as natural fit. For example, Bitstream’s approach to serving broad markets by way of new and distinctive typefaces is expected to complement Monotype Imaging’s strength in leveraging its historic, classic type collections and multilingual offering to meet the needs of corporations and brands. Monotype Imaging believes the acquisition will dovetail effectively with its team, technology and culture.

6.	What parts of Bitstream are not being acquired by Monotype Imaging?

Monotype Imaging is not acquiring Bitstream’s Bolt™ mobile browsing and Pageflex® variable data publishing technologies. These businesses are expected to be spun out to form a new company.

7.	What are the financial terms of the transaction?

Monotype Imaging intends to acquire Bitstream’s font business in an all cash merger valued at $50 million, subject to adjustments based on the closing net asset value of Bitstream. The transaction is expected to be financed through a combination of cash and debt from Monotype Imaging’s existing revolving credit facility. The company anticipates the transaction will be accretive to net adjusted EBITDA and non-GAAP earnings per share, including the impact of non-recurring merger-related costs within the first year of closing.

8.	When will the acquisition be closed?

The transaction is expected to close by the end of the first quarter in 2012. The transaction is subject to Bitstream’s shareholder approval, customary closing conditions and the spinoff by Bitstream of its mobile browsing and variable data publishing businesses.

9.	How many Bitstream employees are joining Monotype Imaging?

Approximately 15 employees are expected to join Monotype Imaging from Bitstream’s U.S. operation, in addition to approximately 40 engineers and type designers in Noida, India.

10.	How are customers expected to benefit from the acquisition?

Monotype Imaging expects the acquisition to enhance the company’s e-commerce and Web font businesses through a greater selection of fonts and technology solutions. For example, Monotype Imaging intends to support, promote and grow the MyFonts brand and website, which is the resource of choice for a strong community of loyal customers. Monotype Imaging anticipates that OEMs will also have access to a greater portfolio of solutions, particularly in the company’s Display Imaging business.

11.	How will Monotype Imaging begin to integrate Bitstream’s products and services?

Monotype Imaging will not be able to begin integrating or working with Bitstream’s products and services until after the acquisition closes. At that time, more information will be provided with respect to integration efforts.

12.	Will Bitstream agreements continue to be honored?

Upon closing of the transaction, Monotype Imaging will continue to honor the terms and conditions of all existing agreements for current Bitstream customers.

Additional information about the merger and where to find it

In connection with the proposed merger, Bitstream will file a proxy statement with the SEC. Additionally, Monotype Imaging and Bitstream will file other relevant materials in connection with the proposed acquisition of Bitstream by Monotype Imaging pursuant to the terms of an Agreement and Plan of

Merger by and among Monotype Imaging, Birch Acquisition Corporation, a wholly owned subsidiary of Monotype Imaging, and Bitstream. The materials to be filed by Bitstream with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. Investors and security holders of Bitstream are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

Monotype Imaging, Bitstream and their respective directors, executive officers and other members of its management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Bitstream stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Monotype Imaging’s executive officers and directors in the solicitation by reading the proxy statement and other relevant materials filed with the SEC when they become available. Information concerning the interests of Bitstream’s participants in the solicitation, which may, in some cases, be different than those of Bitstream’s stockholders generally, is set forth in the materials filed with the SEC on Form 10-K and will be set forth in the proxy statement relating to the merger when it becomes available.

Contacts:

Monotype Imaging Inc.

Vikki Quick, 781-970-6115

vikki.quick@monotypeimaging.com

Investor Relations:

Staci Mortenson, 781-970-6120

ir@monotypeimaging.com